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[EDO CORPORATION LOGO]                                     FOR IMMEDIATE RELEASE

60 East 42nd Street,  INVESTOR CONTACT:            COMPANY CONTACT:
  Ste. 5010           Neil Berkman or              William J. Frost
New York, NY 10165      Melanie Beeler             Vice President-Administration
212-716-2000          Berkman Associates           (212) 716-2000
                      (310) 277-5162               www.edocorp.com
                      info@BerkmanAssociates.com

                    EDO CORPORATION ACQUIRES DARLINGTON, INC.

         NEW YORK, NEW YORK, March 11, 2003 . . .EDO CORPORATION (NYSE:EDO) announced today that it has acquired 100% of the outstanding stock of DARLINGTON, INC., a privately held company based in Alexandria, Virginia that designs, manufactures and supports military communications equipment and networking systems. The $28.5 million cash purchase price is subject to adjustment based on Darlington's net worth as of the closing date.

         James M. Smith, Chairman and Chief Executive Officer of EDO, said, "Darlington is the latest step in the implementation of our strategy to combine steady organic growth with acquisitions to achieve EDO's long-term objectives. Beginning with our acquisition of Dynamic Systems in 2001, and continuing with our recent acquisitions of the assets of Condor Systems, Advanced Engineering Research Associates, and now Darlington, we are systematically expanding EDO's position on mission-critical defense platforms and programs, diversifying our business across the uniformed military services, the Coast Guard and other federal agencies, and focusing our energies on products and services that support current and future U.S. war fighting priorities."

         Smith noted that this acquisition brings important new communications products and services to EDO in markets that are viewed as having significant growth potential. For example, the Joint Enhanced Core Communications System, designed and built by Darlington for the U.S. Marine Corps Systems Command and used by first-in Marine combat units, enhances EDO's already strong position with the Corps. The acquisition also expands EDO's presence with U.S. Navy carrier battle groups and amphibious readiness groups through Darlington's Fleet Support Engineering Teams that deploy with the ship's crews for combat and communications system interoperability testing and analysis. In addition, Darlington brings a new customer to EDO through its support to the U.S. Agency for International Development, where it is responsible for communications systems used by disaster assistance response teams and other international field operations. Smith said that Darlington will be integrated into EDO Combat Systems within EDO's Systems and Analysis Group.

         For the year ending December 31, 2002, Darlington had revenue of approximately $39 million. The acquisition is expected to be accretive to EDO's earnings beginning in 2003.

ABOUT EDO CORPORATION

         EDO Corporation (www.EDOcorp.com) supplies highly engineered products for governments and industry worldwide, including advanced electronic, electromechanical and information systems and engineered materials critical to the mission success of its customers. The Company's Defense Segment provides integrated front-line war fighting systems, including radar countermeasure systems, reconnaissance and surveillance systems, aircraft weapons suspension and release systems, airborne mine countermeasures systems, and integrated combat systems and sonar systems and professional, operational, technical and information technology services. EDO's Communications and Space Products Segment addresses the needs of the remote sensing, communication, navigation, and electronic warfare industries with ultra-miniature electronics and systems and a broad line of antennas. The Company's Engineered Materials Segment supplies piezoelectric and advanced composites for the communication, navigation, chemical, petrochemical, paper and oil industries, for civilian infrastructure and military applications.

FORWARD-LOOKING STATEMENTS

         Certain statements made in this release, including statements about future revenue and earnings and expectations for growth opportunities are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, the impact of competitive products and services and pricing, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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